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                                                                      Exhibit 99

[LOGO]www.viant.com


                                              CONTACT FOR     Connie Bienfait
                                              INVESTORS:      Viant Corporation
                                                              617-531-3700 or
                                                              212-271-6900




               VIANT ANNOUNCES ADOPTON OF SHAREHOLDER RIGHTS PLAN


Boston MA, March 27, 2001 -- Viant Corporation, Inc. (Nasdaq: VIAN) announced that on March 22, 2001 its board of directors adopted a Shareholder Rights Plan. Under the plan, Viant will issue a dividend of one right for each share of common stock of the Company -- par value of $0.001 per share -- held by stockholders of record as of the close of business on April 30, 2001. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the Company. Viant added that the plan was not adopted in response to any attempt to acquire the Company.

Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $21.75. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events, such as a person or group acquiring 15% or more of the common stock of the Company or announcing its intention to acquire 15% or more of the common stock of the Company. Upon the certain events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the Company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date. Robertson Stephens, Inc. served as the advisor to Viant in the adoption of the rights plan.

ABOUT VIANT CORPORATION
Viant is a leading professional services firm that helps global companies identify and solve complex business problems with digital solutions. Viant creates value by deploying integrated teams of strategists, creative designers and technologists to work closely with the client to develop and implement solutions that address challenges facing business today. More information about Viant can be found at www.viant.com. Viant is a trademark of Viant Corporation. All other company names and products are trademarks or registered trademarks of their respective companies.


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